Exhibit 10.7
June 5, 2008
SandRidge Capital, L.P.
1300 Post Oak Blvd., Suite 325
Houston, Texas 77056
Attention: Mr. Andrew M. Rowe
           Re:    Management Agreement Renewal
Dear Mr. Rowe:
We are writing with respect to your management agreement concerning the commodity pool to which reference is made below (the “Management Agreement”). We are extending the term of the Management Agreement through June 30, 2009 and all other provisions of the Management Agreement will remain unchanged.
•	SB Bristol Energy Fund LP
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,

CITIGROUP MANAGED FUTURES LLC
By:	/s/ Jennifer Magro
Jennifer Magro
Chief Financial Officer and Director

SANDRIDGE CAPITAL L.P.
By:	/s/ Andrew M. Rowe
Print Name: Andrew M. Rowe JM/sr